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                                                                     Exhibit 5.1



   Los Angeles                    WHITE & CASE                      Almaty

      Miami              Limited Liability Partnership              Ankara

    New York              1155 Avenue of the Americas               Bangkok

    Palo Alto                 New York, New York                 Bombay/Mumbai

Washington, D.C.          Telephone: (1-212) 819-8200          Ho Chi Mihn City

    --------              Facsimile: (1-212) 354-8113              Hong Kong

     Berlin                                                         Jakarta

   Bratislava                                                      Shanghai

    Brussels                                                       Singapore

    Budapest                                                         Tokyo

     Dresden                                                       ---------

   Dusseldorf                                                       Bahrain

    Frankfurt                                                       Jeddah

     Hamburg                                                        Riyadh

    Helsinki                                                       --------

    Istanbul                                                      Mexico City

     London                                                        Sao Paulo

      Milan                                                         --------

     Moscow                                                      Johannesburg

      Paris

     Prague

      Rome

    Stockholm

     Warsaw


June 12, 2002

Board of Directors
Appleton Papers Inc.
825 East Wisconsin Avenue
Appleton, Wisconsin 54912-0359

      RE: Offer to exchange any and all outstanding 12/1/2% Series A Senior
          Subordinated Notes due 2008 for registered 12/1/2% Series B Senior Subordinated Notes due 2008
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Appleton Papers Inc.
Page 2


Ladies and Gentlemen:

     We have acted as Special New York counsel to Appleton Papers Inc., a Delaware corporation (the "Issuer"), in connection with (i) the issuance and sale by the Issuer of $250,000,000 aggregate principal amount of its 12/1/2% Series A Senior Subordinated Notes due 2008 (the "Old Notes") issued pursuant to an Indenture (the "Indenture") dated as of December 14, 2001 among the Issuer, the guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") and guaranteed by the Guarantors and
(ii) the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer by the Issuer to exchange the Old Notes and associated guarantees for registered 12/1/2% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") and associated guarantees (the "Guarantees") filed with the Securities and Exchange Commission. The Exchange Notes and the Guarantees will be issued pursuant to the Indenture.

     In so acting, we have examined executed originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Issuer and the Guarantors, (collectively the "Appleton Parties") and such other documents and papers as we have deemed necessary as a basis for such opinion. In this connection, we have assumed the genuineness of signatures on, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies.

     We have further assumed, with your permission and without any independent investigation or verification of any kind that the Indenture is the valid and binding obligation of each party thereto other than the Appleton Parties (the "Non-Appleton Parties"), enforceable against such Non-Appleton Parties in accordance with their respective terms, and that the Indenture does not contravene any provision of any law, statute, rule or regulation other than the law of the state of New York.

     We have also relied with your permission upon the opinion of Godfrey & Kahn, S.C. dated of even date herewith to the extent such opinion relates to the matters covered in the opinion set forth below insofar as Godfrey & Kahn, S.C.'s opinion relates to laws of states other than the state of New York. To the extent that our opinion expressed below involves conclusions as to the matters set forth in the opinion of Godfrey & Kahn S.C., we have assumed, without independent investigation, the correctness of the matters set forth in Godfrey & Kahn S.C.'s opinion, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion.

     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Old Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, (i) the Exchange Notes will be duly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by







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Appleton Papers Inc.
Page 3


bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), and (ii) when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes in accordance with the exchange offer and Indenture each of the Guarantees will be duly issued and will constitute valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     The opinions expressed above are expressly limited to questions arising under the law of the State of New York. We express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Appleton Parties. Further, we assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.





     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                 Very truly yours,

                                 /s/ White & Case, LLP

JEK:MCG:aa